UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 19, 2015

Date of Report

(Date of earliest event reported)

SUGARMADE, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-23446	94-3008888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1536 Newell Ave., Walnut Creek, CA 94596

(Address of Principal Executive Offices)

(888) 747-6233
(Registrant’s Telephone Number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On May 19, 2015, Sugarmade, Inc. (the “Company”) issued a press release announcing the completion of its fiscal 2014 financial audit. The press release outlines the completion of the Company’s fiscal 2014 financial audit. The Company’s has completed preparation of corresponding Securities & Exchange Commission financial documents for the year and is preparing to file these documents over the coming few days. The Company also is announcing its pro forma consolidated revenues for the fiscal year ending 2014 for the newly combined Sugarmade and CarryOutSupplies.com organization of approximately $8.6 million.

Over the coming weeks the Company will be announcing several initiatives that are designed to meaningfully expand the markets for the Company's products. At the forefront of this effort will be an advertising-based approach where Sugarmade will work with advertisers to apply brand messages to products that will be provided to food service concessionaires and event organizers on a free or significantly discounted basis. In turn, the concessionaires and event organizers will agree to distribute the brand bearing food service items to their customers.

This press release can be viewed at http://bit.ly/1AknHs3.

http://www.sugarmade.com/docs/pdfs/Sugarmade%20Press%20Release%20051915.pdf

On May 20, 2015, Sugarmade, Inc. (the “Company”) issued a press release announcing the signing of a product supply and licensing agreement to bring the FreeHandÒ ThumbTrayÔ to the western part of the United States. For the past few weeks the Company has been booking spring and summer street festival and food events where its personnel will be distributing tens of thousands of FreeHand ThumbTrays. Management sees the partnership opportunities as vast and interest in the product thus far has been very strong.

For the past few weeks the Company has been booking spring and summer street festival and food events where its personnel will be distributing tens of thousands of FreeHand ThumbTrays. Management sees the partnership opportunities as vast and interest in the product thus far has been very strong. Please stay tuned over the coming weeks as Sugarmade announces the spring, summer and fall schedule for distribution of this product at some of the most exciting and heavily attended food-related events within the California market.

This press release can be viewed at http://bit.ly/1FmRj7j.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: May 20, 2015	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer